Two Harbors Investment Corp. Announces
Increased Share Repurchase Program

NEW YORK, November 14, 2012 - Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS) announced today that its Board of Directors has authorized the company to repurchase up to 25,000,000 shares of its common stock, which is an increase of 15,000,000 shares to the previously authorized share repurchase program. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules.
“This increase to our share repurchase program demonstrates our ongoing commitment to enhance shareholder value,” stated Thomas Siering, Two Harbors' President and Chief Executive Officer. “We intend to utilize this share repurchase program opportunistically, as we view our share price relative to its economic value as a meaningful investment alternative.”
As of November 7, 2012, the company had 295,365,085 shares of common stock issued and outstanding.

Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information
Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission's Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact
Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.